[LETTERHEAD OF BINGHAM McCUTCHEN LLP]

November 14, 2013
SLM Funding LLC
2001 Edmund Halley Drive
Reston, Virginia 20191

Re:	SLM Student Loan Trust 2013-6, Class A and Class B Student Loan-Backed Notes

Ladies and Gentlemen:

We have acted as special counsel to SLM Funding LLC, a Delaware limited liability company (the “Depositor”), in connection with the sale by the Depositor and the purchase by the Underwriters (as defined below) of $265,500,000 aggregate principal amount of Class A-1 Notes (the “Class A-1 Notes”), $192,000,000 aggregate principal amount of Class A-2 Notes (the “Class A-2 Notes”), $510,700,000 aggregate principal amount of Class A-3 Notes (the “Class A-3 Notes” and, together with the Class A-1 Notes and the Class A-2 Notes, the “Class A Notes”) and $27,400,000 aggregate principal amount of Class B Notes (the “Class B Notes” and, together with the Class A Notes, the “Notes”) pursuant to the terms of the Underwriting Agreement, dated November 6, 2013 , and related Pricing Agreement relating to the Notes, dated November 6, 2013  (collectively, the “Underwriting Agreement”), among the Depositor, SLM ECFC, SLM Corporation and Barclays Capital Inc. and RBC Capital Markets, LLC, as representatives of the underwriters (collectively, the “Underwriters”).

In connection with the issuance and sale of the Notes, the Depositor has prepared a prospectus (the “Base Prospectus”), dated September 9, 2013, and a prospectus supplement (the “Prospectus Supplement”), dated November 6, 2013.  In this opinion letter, the Prospectus Supplement and the Base Prospectus, including any documents and other information incorporated therein by reference, each in the form prepared for use by the Underwriters in confirming sales of the Notes, are together called the “Prospectus.”  SLM Student Loan Trust 2013-6 (the “Trust”) was formed pursuant to the short-form trust agreement, dated as of October 14, 2013, among the Depositor, Deutsche Bank Trust Company Americas, as eligible lender trustee (the “Eligible Lender Trustee”) and Deutsche Bank Trust Company Delaware, as Delaware trustee (the “Delaware Trustee”), as amended and restated pursuant to an Amended and Restated Trust Agreement,

SLM Funding LLC
November 14, 2013

dated as of November 14, 2013 (the “Closing Date”) (the “Trust Agreement”) among the Depositor, the Eligible Lender Trustee, the Delaware Trustee and Deutsche Bank National Trust Company, as indenture trustee acting as excess distribution certificate paying agent and excess distribution certificate registrar.

The Depositor has filed with the Securities and Exchange Commission a registration statement on Form S-3 (File No. 333-166301) for the registration of the Notes and certain other securities pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  In this opinion letter, the foregoing registration statement, as so amended, at its effective date, including any documents and other information incorporated therein by reference, is called the “Registration Statement.”  The Registration Statement was declared effective on September 10, 2010.  As set forth in the Prospectus, the Notes will be issued under and pursuant to an Indenture, dated as of the Closing Date (as amended and supplemented from time to time, the “Indenture”), among the Trust, the Eligible Lender Trustee and Deutsche Bank National Trust Company, as indenture trustee (the “Indenture Trustee”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to the entitlement of the Notes to the benefits of the Indenture and their enforceability against the Trust in accordance with their terms.

As such counsel, we have examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of SLM Corporation, the Depositor, the Servicer, the Administrator and the Sellers as we consider appropriate.  As to all matters of fact, we have entirely relied upon certificates of officers of SLM Corporation, the Depositor, the Servicer, the Administrator and the Sellers and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates.  In connection with this opinion, we have also examined and relied upon the Registration Statement and the Prospectus.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Each opinion set forth below relating to the binding effect of the Notes is subject to the following general qualifications:

(i)	the enforceability of any obligation of the Trust or otherwise may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and

SLM Funding LLC
November 14, 2013

(ii)	the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

This opinion letter is limited solely to the internal, substantive laws of the State of New York as applied by courts located in New York without regard to choice of law.

Based upon and subject to the foregoing, we are of the opinion that the Notes, when duly authorized by all requisite statutory trust action on the part of the Trust, executed by the Eligible Lender Trustee and authenticated by the Indenture Trustee in accordance with the Indenture, and delivered against payment in accordance with the Underwriting Agreement will be entitled to the benefits of the Indenture and enforceable against the Trust in accordance with their terms.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Base Prospectus and in the Prospectus Supplement.  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act.

Very truly yours, /s/ Bingham McCutchen LLP BINGHAM McCUTCHEN LLP